Exhibit 3.5

This is a translation into English of the official German version of the articles of association of Veraxa Biotech AG. In the event of a conflict between the English and German texts, the German text shall prevail.

Articles of Association

of

Veraxa Biotech AG

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I.	Company name, registered office, duration, purpose

Article 1	Company name, registered office, duration

Under the name

Veraxa Biotech AG

a stock corporation (Company) with its registered office in Zurich ZH has been established for an indefinite period.

Article 2	Purpose

2.1	The purpose of the Company is to participate in other companies in the field of microfluidic screening of diagnostic or therapeutic antibodies as well as chemical or recombinant modification, formatting, validation, preclinical and/or clinical development and marketing in Switzerland and abroad, and their strategic management. The Company may acquire, hold, manage, and sell holdings and provide services to companies in which it holds a stake.

2.2	The Company may establish branches and subsidiaries in Switzerland and abroad.

2.3	The Company may grant loans or other financing to third parties, including companies in which it holds a direct or indirect interest, as well as direct or indirect shareholders of the Company or companies in which these direct or indirect shareholders of the Company hold a direct or indirect interest, conclude cash pooling agreements with such third parties and provide collateral of all kinds and issue guarantees for their liabilities, in each case whether for consideration or not and even if these legal transactions are in the exclusive interest of the third parties.]

2.4	The Company may acquire, manage, encumber, and sell real estate in Switzerland and abroad.

2.5	The Company may engage in any other activity directly or indirectly related to the aforementioned purposes.

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II.	Share capital, shares, shareholders

Article 3	Share capital

3.1	The share capital of the Company amounts to CHF 14,716,385.00 and is divided into 14,716,385 registered shares with a par value of CHF 1.00 each. The shares are fully paid up.

3.2	In accordance with the framework agreement on the business combination of Velabs Therapeutics GmbH, Heidelberg (Germany) (Velabs for short), and Araxa Biosciences GmbH, Heidelberg (Germany) (Araxa for short), dated December 18, 2020, the Company acquires from the shareholders of Velabs their 117,143 shares in Velabs with a total value and acquisition price of CHF 10,000,000.00 and from the shareholders of Araxa their 25,000 shares in Araxa with a total value and acquisition price of CHF 1,500,000.00, for which the shareholders will receive the following registered shares:

-	Vartex Asset Management Corp.	3,187,130
registered shares with a par value of CHF 1.00 each
-	Gilbert Schöni	3,187,130
Registered shares with a par value of CHF 1.00 each
-	European Molecular Biology Laboratory	2,027,437
and		570,028
Registered shares of CHF 1.00 each
-	EMBL Enterprise Management
Technology Transfer GmbH		198,134
and		29,982
registered shares with a par value of CHF 1.00 each
-	Xlife Sciences AG	1,400,169
and		899,990
Registered shares of CHF 1.00 each

Total number of registered shares taken into account		11,500,000

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3.3	In accordance with the contribution in kind agreements dated December 28, 2023, the Company acquires 91,236 shares in SYNIMMUNE GmbH, Tübingen, Germany, from Synimmune Biotech AG, Vaduz, Principality of Liechtenstein, with a value and price of CHF 10,232,252.40, for which the contributor in kind will receive 448,783 fully paid-up registered shares in the Company at a price of CHF 1.00 each, and from KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R, Frankfurt am Main, Germany (Bonn branch, Germany), 16,215 shares in SYNIMMUNE GmbH, Tübingen, Germany, with a value and price of CHF 1,818,528.00, for which the contributor in kind will receive 79,760 fully paid-up registered shares in the Company at a price of CHF 1.00 each.

3.4	On the occasion of the capital increase on 17 June 2025, Xlife Sciences AG, Zurich, offsets a claim in the amount of CHF 4,687,274.40 and makes a contribution of CHF 186,744.00, for which it receives 186,744 registered shares at CHF 1.00 each.

Article 3a	Conditional share capital increase (employee shares)

3a.1	The share capital may be increased by a maximum amount of CHF 6,652,548.00 through the issuance of a maximum of 6,652,548 fully paid-up registered shares with a par value of CHF 1.00 each through the issuance of shares, options, or related subscription rights to members of the Board of Directors, members of the Executive Board, or employees of the Company and its group companies. The exercise or waiver of conversion or option rights shall be effected by means of a communication method that allows proof of exercise or waiver in text form.

3a.2	Shareholders’ subscription rights and preemptive rights are excluded. The issue of shares, options, or related subscription rights shall be carried out in accordance with regulations to be issued by the Board of Directors.

Article 3b	Capital band

3b.1	The Board of Directors is authorized to increase the share capital within a capital band in one or more steps at any time until April 5, 2028 to a maximum of CHF 19,213,558.00, by issuing fully paid-up registered shares with a par value of CHF 1.00 each. The respective issue date and issue price, the date of dividend entitlement, and the type of contribution shall be determined by the Board of Directors. A reduction of the share capital is excluded.

3b.2	The Board of Directors determines the date of issue of new registered shares, their issue price, the type of payment, the conditions for exercising subscription rights, and the start of dividend entitlement. The Board of Directors is entitled to exclude shareholders’ subscription rights and assign them to third parties if such new shares (1) are used to acquire companies through a share exchange, (2) to finance the acquisition of companies, parts of companies, or shareholdings, or new investment projects of the Company, or (3) for employee participation, or (4) for creditors of convertible bonds and bonds with warrants. Shares for which subscription rights have been granted but not exercised shall be sold at market conditions.

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Article 4	Form of shares

4.1	The Company issues its registered shares in the form of individual certificates, global certificates, or book-entry securities. Within the framework of the legal requirements, the Company is free to convert its registered shares issued in one of these forms into another form at any time and without the consent of the shareholders. It shall bear the costs for this.

4.2	The Company keeps a register (book-entry securities register) of the book-entry securities it has issued, in which the number and denomination of the book-entry securities issued and the creditors are entered. The book-entry securities register is not public. Book-entry securities come into existence upon entry in the book-entry securities register and exist only in accordance with this entry.

4.3	Shareholders shall have no claim to the conversion of registered shares issued in a specific form into another form. However, shareholders may at any time request the Company to issue a certificate confirming the registered shares held by them according to the share register.

4.4	Book-entry securities based on registered shares of the Company cannot be transferred by assignment. No securities can be provided on these book-entry securities by assignment.

4.5	The General Meeting may, at any time, by amending the Articles of Association, divide shares into shares of smaller par value or combine them into shares of larger par value, provided that the share capital remains unchanged, whereby the latter requires the approval of the shareholders.

Article 5	Share register

An electronic share register is kept for the Company’s shares, listing the names and addresses of the owners and usufructuaries of the shares. If a person entered in the share register changes their address, they must notify the Company. In relation to the Company, anyone entered in the electronic share register is considered a shareholder or usufructuary.

Article 6	Register of beneficial owners

The Company maintains a list of the beneficial owners reported to the Company (Art. 697j CO) with their first and last names and addresses.

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III.	Organization

Article 7	Governing bodies

The corporate bodies of the Company are:

A.	the General Meeting

B.	the Board of Directors

C.	the auditor, if applicable.

A.	General Meeting

Article 8	Powers

8.1	The General Meeting is the supreme body of the Company.

8.2	The General Meeting has the following non-transferable powers:

(i)	Determining and amending the Articles of Association;

(ii)	Electing the members of the Board of Directors and the auditors;

(iii)	approving the management report and the consolidated financial statements, insofar as their preparation is required by law;

(iv)	approving the annual financial statements and deciding on the appropriation of net income, in particular determining the dividend and share of profits paid to members of the Board of Directors;

(v)	setting the interim dividend and approving the interim financial statements required for this purpose;

(vi)	Resolving on the repayment of the statutory capital reserve;

(vii)	Discharging the members of the Board of Directors;

(viii)	Resolving on matters reserved for the General Meeting by law or the Articles of Association.

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Article 9	Convening and agenda setting

9.1	The Annual General Meeting takes place annually within six months of the end of the financial year; extraordinary meetings are convened as required.

9.2	The Board of Directors shall notify the shareholders of the convening of the General Meeting at least 20 days before the date of the meeting. The meeting shall be convened by the Board of Directors or, if necessary, by the auditors. The liquidators and the representatives of the bondholders shall also have the right to convene the meeting.

9.3	One or more shareholders who together hold at least 10 percent of the share capital or votes may also request that a General Meeting be convened. They must submit their request in writing. The agenda items and motions must be included in the request.

9.4	The notice of convocation must state the date, start time, form, and location of the General Meeting, the items on the agenda, the motions of the Board of Directors, any motions of the shareholders together with a brief explanation, and, if applicable, the name and address of the independent proxy.

9.5	The annual report and the audit reports must be made available to shareholders at least 20 days before the Annual General Meeting. If the documents are not available electronically, each shareholder may request that they be sent to them in good time.

9.6	Each shareholder may request that the annual report in the form approved by the General Meeting and the audit reports be sent to them within one year of the General Meeting, provided that the documents are not available electronically.

9.7	Shareholders who together hold at least 5 percent of the share capital or votes may request that items be added to the agenda or that a motion be included in the notice convening the General Meeting.

9.8	No resolutions may be passed on motions relating to items that have not been duly announced, with the exception of motions to convene an extraordinary General Meeting, to conduct a special investigation, and to elect an auditor.

9.9	No prior announcement is required for the submission of motions within the scope of the items on the agenda and for discussions without resolution.

Article 10	Universal meeting

10.1	The owners or representatives of all shares may, if no objection is raised, hold a General Meeting without complying with the rules governing the convening of such meetings. At this meeting, all items falling within the scope of the General Meeting may be validly discussed and resolved, provided that the owners or representatives of all shares participate.

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10.2	A General Meeting may also be held without complying with the rules governing the convening of meetings if the resolutions are passed in writing on paper or in electronic form, unless a shareholder or their representative requests oral deliberation.

Article 11	Venue

11.1	The Board of Directors determines the venue of the General Meeting.

11.2	The choice of venue must not unreasonably impede any shareholder in exercising their rights in connection with the Annual General Meeting.

11.3	The General Meeting may be held at different locations simultaneously. In this case, the votes of the participants must be transmitted directly in image and sound to all meeting locations.

11.4	The General Meeting may be held abroad if the Board of Directors appoints an independent proxy in the notice of meeting. The Board of Directors may waive the appointment of an independent proxy if all shareholders agree.

11.5	The Board of Directors may provide that shareholders who are not present at the venue of the General Meeting may exercise their rights electronically.

Article 12	Virtual General Meeting

12.1	A General Meeting may be held by electronic means without a meeting location. The appointment of an independent proxy may be waived.

12.2	The Board of Directors regulates the use of electronic means. It ensures that

1.	the identity of the participants is established;

2.	votes are transmitted directly at the General Meeting;

3.	every participant can submit motions and participate in the discussion;

4.	the voting results cannot be falsified.

If technical problems arise during the General Meeting that prevent it from being conducted properly, it must be repeated. Resolutions passed by the General Meeting before the technical problems arose remain valid.

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Article 13	Chair and minutes

13.1	The General Meeting is chaired by the Chairman or, if he is unable to attend, by another member of the Board of Directors designated by the Board. If no member of the Board of Directors is present, the General Meeting elects a chair for the day.

13.2	The chairperson shall appoint the minute-taker and the vote counters, who need not be shareholders. The minutes shall be signed by the chairperson and the minute-taker. Any shareholder may request that the minutes be made available to them within 30 days of the General Meeting.

Article 14	Voting rights and representation

14.1	Shareholders exercise their voting rights at the General Meeting in proportion to the total par value of the shares they hold.

14.2	The membership rights attached to registered shares may be exercised by anyone who is listed in the share register or who has been authorized in writing by the shareholder to do so.

Article 15	Resolution

15.1	Unless otherwise specified by law or the Articles of Association, the General Meeting passes its resolutions and conducts its elections by a majority of the votes represented. In the event of a tie, the chairperson has the casting vote.

15.2	A resolution of the General Meeting requiring at least two-thirds of the votes represented and a majority of the nominal value of the shares represented is required for:

(i)	changing the Company’s purpose;

(ii)	the consolidation of shares, unless the consent of all shareholders concerned is required;

(iii)	increasing the share capital from equity capital, against contributions in kind or by offsetting a claim and granting special advantages;

(iv)	restricting or canceling subscription rights;

(v)	introducing conditional capital or a capital band;

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(vi)	the conversion of participation certificates into shares;

(vii)	restricting the transferability of registered shares;

(viii)	the introduction of shares with preferential right to vote;

(ix)	the change of the currency of the share capital;

(x)	the introduction of the casting vote of the chairperson at the General Meeting;

(xi)	a provision in the Articles of Association allowing the General Meeting to be held abroad;

(xii)	the relocation of the Company’s registered office;

(xiii)	the introduction of a statutory arbitration clause;

(xiv)	waiving the appointment of an independent proxy for the holding of a virtual General Meeting in the case of companies whose shares are not listed on a stock exchange;

(xv)	the dissolution of the Company.

15.3	Provisions in the Articles of Association that stipulate larger majorities than those prescribed by law for the adoption of certain resolutions may only be introduced, amended, or repealed with the required majority.

B.	Board of Directors

Article 16	Composition, Term of Office, Constitution

16.1	The Board of Directors of the Company consists of one or more members.

16.2	The members of the Board of Directors are elected for a term of office of one year, with the period from one Annual General Meeting to the end of the next being considered one year. Members newly elected during a term of office are elected for the remainder of the current term.

16.3	Reelection is permitted.

16.4	The Board of Directors constitutes itself. It elects the Chairman from among its members.

16.5	The Board of Directors elects or appoints a secretary, who does not have to be a member of the Board of Directors.

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Article 17	Meetings and decision-making

17.1	Quorum, decision-making, and rules of procedure are governed by the organizational regulations.

17.2	Any member of the Board of Directors may request the Chairman to convene a meeting without delay, stating the reasons for doing so.

17.3	Resolutions are passed by a majority of the votes cast. For resolutions to be passed in connection with capital increases, the Board of Directors also has a quorum if only one member is present. The Chairman has the casting vote when resolutions are passed at meetings of the Board of Directors. In all other respects, the organizational regulations apply.

17.4	Resolutions may also be passed by written consent or in electronic form on a motion that has been submitted, unless a member requests oral deliberation.

17.5	Minutes of the proceedings and resolutions shall be kept and signed by the chairperson and the secretary.

Article 18	Right to information and inspection

18.1	Each member of the Board of Directors may request information on all matters concerning the Company.

18.2	At meetings, all members of the Board of Directors and persons entrusted with management are obliged to provide information.

18.3	Outside of meetings, each member may request information from the persons entrusted with management about the course of business and, with the authorization of the chairperson, also about individual transactions.

18.4	To the extent necessary for the performance of a task, each member may request the Chairman to submit books and files to him.

18.5	If the chairperson rejects a request for information, a hearing, or access to documents, the board of directors shall decide.

18.6	Regulations or resolutions of the Board of Directors that extend the right of Board members to information and inspection remain reserved.

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Article 19	Duties

19.1	The Board of Directors may pass resolutions on all matters that are not assigned to the General Meeting by law or the Articles of Association. It manages the Company’s business unless it has delegated management.

19.2	The Board of Directors has the following non-transferable and irrevocable duties:

(i)	the overall management of the Company and the issuing of the necessary instructions;

(ii)	determining the organization;

(iii)	organizing the accounting system, financial control, and financial planning, insofar as this is necessary for the management of the Company;

(iv)	appointing and dismissing persons entrusted with management and representation;

(v)	supervising the persons entrusted with management, in particular with regard to compliance with laws, Articles of Association, regulations, and instructions;

(vi)	preparing the annual report, preparing the General Meeting, and implementing its resolutions;

(vii)	submitting a request for a moratorium and notifying the court in the event of over-indebtedness.

19.3	The Board of Directors may assign the preparation and execution of its resolutions or the supervision of business to committees or individual members. It shall ensure that its members receive appropriate reports.

19.4	The members of the Board of Directors receive appropriate annual compensation, which is determined by the General Meeting. All expenses incurred by them for the purposes of the Company are borne by the Company.

Article 20	Transfer of management and representation

20.1	The Board of Directors may transfer the management and representation of the Company to individual members of the Board of Directors (delegates) or third parties (directors, managing directors) in whole or in part in accordance with organizational regulations to be issued by it. At least one member of the Board of Directors must be authorized to represent the Company.

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20.2	The organizational regulations govern the transfer of management, determine the positions required for this purpose, describe their tasks, and regulate reporting in particular.

20.3	The Company must be able to be represented by a person who is resident in Switzerland.

C.	Auditors

Article 21	Election

21.1	The General Meeting elects an auditor. It may refrain from electing an auditor if:

(i)	the Company is not required to undergo a regular audit; and

(ii)	all shareholders agree; and

(iii)	the Company has no more than ten full-time positions on average over the year.

21.2	This waiver shall also apply to subsequent years. However, each shareholder has the right to request a limited audit and the election of an appropriate auditor at least ten days before the General Meeting. In this case, the General Meeting may only pass resolutions in accordance with Art. 8.2 (iii) to (vi) once the audit report is available.

21.3	In the case of an ordinary audit, a licensed audit expert must be appointed as auditor, or in the case of a limited audit, an auditor must be appointed in accordance with the provisions of the Audit Oversight Act of December 16, 2005. The right to waive the appointment of an auditor in accordance with section 21.1 above remains reserved.

21.4	The auditor must be independent within the meaning of the law.

21.5	The auditors shall be elected for a term of one year, whereby the period until the end of the next ordinary General Meeting shall be deemed to be one year.

21.6	Re-election is permitted.

21.7	The auditors have the duties prescribed by law.

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D.	Annual report, financial statements

Article 22	Financial year and accounting

22.1	The Company’s financial year is determined by the Board of Directors.

22.2	The annual financial statements, consisting of the income statement, balance sheet, and notes, shall be prepared in accordance with the provisions of the Swiss Code of Obligations and in accordance with generally accepted accounting principles.

IV.	Appropriation of profits

Article 23	Reserves and appropriation of profits

The first allocation from the annual profit shall be to the reserves in accordance with the provisions of the law. The balance sheet profit is at the disposal of the General Meeting, which may use it at its discretion within the framework of the legal requirements.

V.	Dissolution, liquidation

Article 24	Dissolution and liquidation

24.1	The Company may be dissolved by a resolution of the General Meeting, which must be recorded in a public deed.

24.2	Liquidation shall be carried out by the Board of Directors unless it is transferred to other persons by resolution of the General Meeting. Liquidation shall be carried out in accordance with the provisions of the Swiss Code of Obligations.

24.3	The assets of the dissolved Company shall be distributed among the shareholders in proportion to the amounts paid in after the Company’s debts have been settled.

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VI.	Notices

Article 25	Notifications and announcements

25.1	Notices to shareholders shall be sent by letter or other legally recognized means of communication to the addresses listed in the share register.

25.2	The Company’s official publication medium is the Swiss Official Gazette of Commerce.